Exhibit 12(a)

                             BNP U.S. FUNDING L.L.C.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (in thousands, except ratios)



                                                  For the Year Ended
                                                   December 31, 2004
                                                   -----------------

Net income                                            $   23,365
                                                        ========
Fixed charges:
      Audit fees                                              51
      Trustee fees                                           119
      Administrative and consulting fees                   1,157
                                                           -----
Total fixed charges                                        1,327
                                                           -----
Earnings before fixed charges                          $  24,692
                                                         -------
Fixed charges, as above                                    1,327
                                                           -----
Ratio of earnings to fixed charges                         18.61
                                                           -----